Exhibit 10.2

RIDER No. 1 TO THE LEASE SIGNED ON JUNE 9, 2015 TAKING EFFECT ON JULY 1, 2015

PFO2

A French Real Estate Investment Company with its headquarters located in the 17th Arrondissement of Paris at 9, rue Jadin, and listed in the Paris Trade and Companies Register under number D 513 811 638,

Represented by PERIAL Asset Management, an SAS single-member company (SASU) with share capital of €495,840, with headquarters in the 17th Arrondissement of Paris at 9, rue Jadin, and listed in the Paris Trade and Companies Register under number 775 696 446, Management Company for PFO2, under the terms of the bylaws filed at the offices of Mr. Dechin, an attorney in PARIS, on July 23, 2009.

PERIAL Asset Management, represented by its CEO Mr. Eric Cosserat, himself represented by Ms. Céline Crestaux-Desplanche, Asset Management Director, and Ms. Florence Vetois, Asset Management Director, duly authorized for this purpose.

Hereinafter, “the Lessor”

AND

ERYTECH PHARMA, with share capital of €873,264.80 and whose headquarters are located in LYON 69008, 60 avenue Rockefeller – ADENINE Building, listed in the LYON Trade and Companies register under number 479 560 013,

Represented by Mr. Gil Beyen in his capacity as Chief Executive Officer

Hereinafter, “the Lessee”

The Lessor and Lessee are hereinafter referred to jointly as the “Parties”

and as the “Party” when referred to individually.

PREAMBLE

LYON 2006 INVESTORS SAS granted a lease through a private agreement taking effect on September 24, 2007, to the Lessee, ERYTECH PHARMA SA, in the ADENINE property complex located at 60 avenue Rockefeller – 69008 LYON, a description of which appears below:

•	On the ground floor and on the 5th floor of the building, miscellaneous office and laboratory space including a portion of common area amounting to around 924.10 m2, surface area of around 46 m2 for archives in the basement, as well as two exterior parking spaces and nine parking spaces underground.

In accordance with a Rider No. 1 taking effect on August 25, 2008, the Lessor and Lessee agreed to add additional space to the lease, as described below:

•	On the 4th floor of the building, miscellaneous office space including a portion of common area amounting to around 399.23 m2, as well as one exterior parking space and four parking spaces underground.

Under the terms of a real estate deed dated August 8, 2012, SCPI PFO2 acquired the entire ADENINE complex, thus taking over the rights of the Lessor.

Under the terms of a lease termination agreement taking effect on June 30, 2015, the parties agreed to terminate the prior lease and concomitantly sign a commercial lease taking effect on June 1, 2015, as described below:

The premises leased, including a portion of the common areas, consist of:

-	Premises for use as office space and offices-laboratories:

o	Ground floor: around 477.10 m2 of leasable space (offices - laboratories)

o	First floor: around 430 m2 of leasable space (offices - laboratories)

o	Fourth floor: around 399.23 m2 of leasable space

o	Fifth floor: Attic: around 447 m2 of leasable space (offices - laboratories)

o	Archives room in basement, Level -1: 46 m2 of leasable space

o	A laboratory waste room located on the ground floor that may be used by the building’s various lessees

-	Parking places:

o	19 underground parking spaces, numbered as follows: 1 – 22 – 31 – 35 – 36 – 45 – 52 – 53 – 54 – 55 – 56 – 57 – 59 – 60 – 61 – 62 – 63 – 64 – 66

o	Four exterior parking spaces, numbered as follows: 73 – 74 – 75 – 81

ERYTECH PHARMA has recently informed JONES LANG LASSALLE of its interest in taking a lease for additional space of around 433 m2, with a portion of the common areas, on the ground floor of the ADENINE building, as well as five additional parking places underground.

To achieve this, the Parties have agreed to append a rider for extending the current lease for the surfaces cited above, under the following terms:

IT IS THUS AGREED AS FOLLOWS:

Article 1 — Additional rental surface

Beginning on February 1, 2017, the Lessor leases to the Lessee miscellaneous premises of around 433 m2 with a portion of the common areas, as well as five additional parking places underground, numbered 37 to 40 inclusive and 68.

Article 2 — Additional annual rent, excluding tax and fees

Beginning on February 1, 2017, the Lessee shall be liable for additional annual rent excluding taxes and fees to the Lessor in the amount of €78,360, excluding tax, for this additional surface area, including parking.

Article 3 — Quarterly provision for additional fees

Beginning on February 1, 2017, the quarterly provision for fees will increase by €8,750 for this additional space.

Of which Operating fees: €5,125

Real estate tax: €3,625

This provision is calculated to include all taxes, and the VAT will appear when the statement of fees is sent to the Lessee.

Article 4 — Rent-free period for the additional rental space described in Article 2

The Lessor grants a rent-free period of two months to the Lessee, excluding fees and taxes, which will constitute a rent reduction for the Lessee granted by the Lessor on an exceptional basis as a purely commercial gesture. Consequently, the additional rent will be due beginning from April 1, 2016; provisions for fees and taxes are still due beginning from the date this rider takes effect.

Article 5 — Renovation work to be completed by the Lessee

The Lessor hereby authorizes the Lessee to carry out modifications at its own cost and under its own liability, specifically to install an access door for the premises in lieu of the mailbox assembly, and to install a delivery access door in the front, as described in the brief description included in the appendix.

The Lessee shall also pay for the cost of installing IT and telephone cabling.

-	The Lessee shall provide advance notification with regard to the modification to the facade.

-	The Lessor shall confirm the feasibility of the project provided that modification to parking spaces is approved by the tenants concerned and that an inspector whose services are paid for by the Lessee approves the work.

-	Work shall be carried out in accordance with trade standards by qualified companies under the full liability of the Lessee and with the Lessee paying the full costs.

-	Work shall not impair the structural soundness of the building, nor shall it modify the building’s intended use.

-	The Lessee shall contract with an inspection office to carry out types L and LP structural inspections with regard to cutting the footer of the facade curtain wall.

-	The Lessee shall ensure compliance with current and future regulations so that the Lessor may never be disturbed nor made liable with regard to this, specifically in the area of construction, hygiene and safety legislation. To achieve this, the Lessee agrees particularly to contract an inspection office to carry out building structural (L), structural (LP), fire safety (STI) and technical plant proofing (PV) inspections to certify compliance of electrical work with regulations.

-	The Lessee agrees to submit a copy of the DOE (completed work file) for installed work.

-	Should the Lessee terminate the lease, the Lessee agrees to restore the premises to their original condition upon the express request of the Lessor.

Furthermore, the Lessee must submit the following items:

-	Existing interior plan.

-	A detailed description of work completed.

-	The Initial Inspection Report (RICT).

-	Specification sheets of significant equipment, such as lighting, HVAC equipment, etc.

Article 6 — Renovation work to be completed by the Lessor

The Lessor shall carry out the partitioning modifications on the existing layout of the additional surface area in the lease according to the plan and description appended to this rider under its own liability and at its own expense.

Article 7 — Additional security deposit

The Lessee shall pay an additional security deposit to the Lessor in the amount of €19,590 upon signature of this rider.

Article 8 — Inventory and condition report

On the date the premises described by this rider are to be made available, a joint temporary inventory and condition report shall be prepared between the parties.

Furthermore, a final joint inventory and condition report shall be prepared between the parties upon handover of the work completed by the Lessee with regard to the work described specifically in paragraph 2 of Article 4 above.

It is expressly agreed between the parties that this final inventory inspection and report shall be carried out after the work acceptance report no later than April 30, 2017.

Article 9 - Formalities and fees

The Lessee states that it will personally accomplish all formalities resulting from this termination such that the Lessor’s liability may in no way be incurred regarding this. Any costs arising from this termination shall be borne by the Lessee.

Article 10 - No change to the lease

All terms of the lease that took effect on July 1, 2015 that have not been modified by this rider shall remain unchanged.

Executed in Paris, in two original copies, one of which to the Lessor

On	12.30.2016

THE LESSEE	THE LESSOR

PLAN OF ADDITIONAL LEASED SPACE Lyon ADENINE

PLAN OF ADDITIONAL LEASED PARKING SPACES